EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--322,
Defined Asset Funds (California, Florida, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 333-44073 of our report dated March 13, 1998, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--322, Defined Asset Funds (California, Florida, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
March 13, 1998